Exhibit 99.1

For investor inquiries, contact: Ben Daitch Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

Cano Petroleum Announces First Quarter Fiscal Year 2009 Results, Earnings Call and Operations Update

FORT WORTH, Texas—November 10, 2008—Cano Petroleum, Inc. (Amex:CFW) - today announced its financial results for the first quarter of fiscal year 2009.

First Quarter Results

For the three months ended September 30, 2008, Cano reported net income applicable to common stock of $11.8 million, or $0.26 per share. Net income benefited from a $24.2 million (pre-tax) non-cash unrealized gain from derivatives due to changes in their mark-to-market valuation from June 30, 2008. Excluding the unrealized gain from commodity derivatives, net loss applicable to common would have been $3.6 million, or $0.08 per share. On a pro forma basis, including the $13.7 million (after-tax) gain on the sale of Pantwist, LLC (effective July 1, 2008, completed October 1, 2008), net income applicable to common stock was $24.1 million, or $0.53 per share. Last year in the same period, Cano reported a net loss applicable to common of $1.2 million or $0.04 per share (excluding income from discontinued operations of $0.7 million the net loss applicable to common would have been $1.9 million or $0.06 per share).

Revenue for the three month period ended September 30, 2008, was $10.9 million, up 66% compared to $6.6 million for the same period last year. In the period, Cano’s sales were 73 MBbls of oil (56 MBbls in 2007) and 194 MMcf of natural gas (239 MMcf in 2007), or 105 MBOE (96 MBOE in 2007). As we mentioned in an earlier press release, first quarter production was 1,238 net BOEPD, or 14% more than the first quarter of fiscal year 2008 and 8.7% more as compared to the fourth quarter of fiscal year 2008. During the quarter, the average prices we received for oil and natural gas were $111.88 per barrel of oil and $14.04 per Mcf of gas, or $104.25 per BOE. For the same period ending September 30, 2007, oil prices averaged $72.42 per barrel, and natural gas prices averaged $10.25 per Mcf, or an average price of $68.61 per BOE.

Operating expenses increased to $15.8 million compared with $7.6 million for the same period, last year. The current quarter includes at $3.5 million impairment at our Corsicana property as we believe that there is uncertainty of our developing the property within the next five years given the current commodity and capital market environment. Excluding the impairment, on a produced BOE basis, lease operating expense increased to $45.93 from $25.86. The increase was caused by: (i) increased workover activities at our Panhandle and Cato field in preparation for new waterfloods; (ii) increases in electricity prices at all our fields; (iii) increased pulling unit expenses at the Panhandle, Nowata and Davenport Properties; and (iv) increased frequency of chemical treatments. General and administrative expense increased $1.2 million as compared with last year due to (i) higher litigation expense, (ii), labor and staffing increases, and (iii) higher stock-based compensation expense.  Production and ad valorem taxes increased $0.6 million as a function of higher revenues and increased tax basis in many of our properties plus a re-assessment for the first six months. Depletion and depreciation expense increased from $0.9 million to $1.2 million primarily due to the higher production volumes and higher depletion rates.

Interest expense for the quarter was $0.1 million, down from $0.2 million from last year. Interest expense was reduced in each year by $0.3 million and $0.5 million, respectively, as we capitalized interest with respect to our waterflood and ASP projects. We recorded preferred stock dividends of $0.9 million and $1.0 million for 2008 and 2007, respectively. Of our preferred stock dividends, 57% are payment-in-kind, with the balance paid in cash.

Capital Expenditures / Liquidity

As mentioned in our October 29, 2008 press release, we have reduced our drilling capital expenditure budget from $97.5 million to $35.5 million. This change was made due to the turmoil in the capital markets and drops in commodity prices. Capital expenditures incurred for the first quarter of fiscal year 2009 were $20.8 million ($16.5 million spent).

During the quarter we completed the issuance of common stock, announced in June 2008, raising approximately $53.9 million net to the Company.  On September 30, 2008 we borrowed $15.3 million under our first lien credit agreement to terminate our subordinated loan. On October 1, 2008 we completed the sale of our non-core asset, Pantwist, LLC raising $42.7 million ($40.7 million from the sale, $2.0 million from discounted operations, less $0.6 in fees and expenses).  The combination of the two cash transactions allowed us to pay down the balance of our $100 million credit facility ($60 million borrowing base) to zero.  Our bank group reviewed our borrowing base in connection with the sale of Pantwist, LLC and the facility will remain in place with the borrowing base unchanged at $60 million. As of November 7, 2008, the facility had an outstanding balance of $7.0 million.

In October 2008, we entered into a settlement and release agreement with a third party electrical contractor that was identified as a potentially responsible third party in connection with the claims related to the pending wildfire litigation from fires in the Texas Panhandle in March 2006.  Under terms of the agreement, we received $6.0 million in exchange for a full release of any existing or future claims against the contractor related to the wildfire litigation.  As a result, we resolved some of the pending lawsuits with these funds and will continue to address these matters in the most practical and cost effective manner, whether through trial or settlement.  As set forth in our most recent Form 10-Q, we recently settled several of the pending wildfire litigation cases. In conjunction with these settlements and considering the $6.0 million payment, we have reclassified the previous $6.0 million long-term deferred litigation credit, to a current liability.

In October 2008, we sold a previously purchased financial contract covering July 2010 through December 2010 price floors for $0.6 million.  We will record a gain of $0.1 in the second quarter of fiscal year 2009 in conjunction with the sale.

The Company has no current plans or need to access the equity capital markets.  We have approximately $96.0 million of availability under our December 28, 2007 universal shelf registration statement.

Financial Data

Detailed financial data, including operating revenue, current hedge positions, income statement and balance sheet are included in the following pages.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “In light of current market conditions, Cano’s primary focus for the foreseeable future will be to protect our shareholders by managing a strong balance sheet, maintaining liquidity, cutting costs and executing on our core business - oil production.

•                  Managing a strong balance sheet:  With proceeds from the equity raise and cash from the sale of our Pantwist asset, we paid down our debt;

•                  Maintaining liquidity:  Our borrowing base of $60 million remains in place.  Additionally, over 80% of our current production is hedged with floors of $80-85 for oil and $7.75-$8.00 for natural gas through March 2011;

•                  Cost cutting: In addition to our reduced capital budget, management is implementing measures which should save the company an estimated $3 million a year. The cost savings will come from both G&A and LOE; and

•                  Execution:  Although we have reduced our capital budget and implemented cost saving measures, Cano is positioned for production growth and reserve conversion over the next 12-18 months.  The capital investments we made in FY 2008 should provide production growth at both our Cockrell Ranch and Cato waterfloods.  As we move into the second half of our FY 2009, the capital spending will be managed to our cash flow.

While we remain committed and focused on creating long-term shareholder value, we believe that the current market is significantly undervaluing shares of Cano.  Management continues to explore potential opportunities to unlock shareholder value.”

Johnson further commented “Recent developments have provided Cano with the opportunity to resolve some of the lawsuits stemming from wildfires that occurred in the Texas Panhandle in March 2006.  While Cano continues to maintain that these claims are without merit, management is seeking to resolve these matters in the most prudent, economical and expeditious manner available, whether through settlement or trial. While the first of these suits was summarily dismissed in 2007, and is on appeal, there were numerous related claims against the Company that followed.  Cano has settled a number of these related cases and is currently negotiating with other claimants.”

Operations Update

Total Company Production: Cano achieved its previously announced first quarter of fiscal year 2009 production growth rate target of 7-9%, growing production by 8.7% over fourth quarter fiscal year 2008 (1,238 BOEPD from 1,139 BOEPD).  Cato accounted for the majority of the production growth as production increased 42% quarter-over-quarter.  Production gains were also noted at Panhandle, with production increasing by 5% from the trailing quarter as we worked over and returned 75 wells to production. Production increased 14%, as compared to last year, led by the Cato field whose first quarter production was 300 BOEPD, up from 250 BOEPD last year. Offsetting these gains were roughly 90 BOEPD of decline at the Desdemona field from our Barnett Shale program as we ceased our development drilling.  Waterflood production increases at the Cockrell Ranch unit offset normal field decline at our other properties.

As mentioned in our October 29, 2008 operations update press release, our production goal for the remainder of FY 2009 is to maintain current first quarter production levels of approximately 1,238 BOEPD with only maintenance capital expenditures until such time as we see production lift coming from prior investments made at our Panhandle and Cato waterflood projects.

Panhandle Properties: We are progressing with the execution of our waterflood development plan at the Cockrell Ranch Unit of the Panhandle Field. In our June 30, 2008 reserve report, our third-party engineer credited us with the conversion of 1.4 MMBOE from PUD to PDP reserves.

We completed the initial surveillance of the waterflood and found that a portion of injected water was flowing into a small zone of the reservoir rock (lower interval of the Brown Dolomite net pay) which does not contain sufficient remaining oil saturation to produce a meaningful oil response in a timely manner. We have since completed the workovers on 16 affected injection wells to isolate the injection into the higher oil saturation zones. By more effectively injecting into the higher remaining oil saturation intervals, with a smaller amount of pore volume to flood, we anticipate that we will accelerate monthly PVI increments from approximately .03 PVI/month to .04 PVI/month and will ultimately have a more efficient waterflood. The current PVI of the Cockrell Ranch Unit is .30 PVI in total, while the effective injection in the core interval is at .20 PVI. As we are early in the life of this waterflood, the surveillance measures we have taken are normal. Of note, we are seeing certain areas of the flood responding favorably, with oil cuts of 4 to 10%. As a result of the injection adjustment, we expect to see a more direct correlation of PVI versus oil-cut and corresponding oil production. This injection profile enhancement will have no material effect on the remaining waterflood PDP and PUD expected reserve recoveries of 4.2 MMBOE.

The next development phase at the Panhandle waterflood project consists of six separate “mini” phases on reduced well spacing that will allow Cano to accelerate field development. Tighter spacing and smaller development patterns should quicken permitting and response times, allowing a larger development footprint over a greater acreage position of the field. Our current capital development plan provides for the development of one “mini” phase this fiscal year. The Harvey Unit had its waterflood permit application approved by the Texas Railroad Commission on October 20, 2008. The Harvey unit “mini-flood” will consist of 6 injection wells and 13 producing wells. We will be ready to initiate injection by calendar year end. We expect to file the appropriate waterflood permits for the remaining five “mini” phases by fiscal year end.  Net production at the Panhandle Properties for September 2008 was approximately 610 BOEPD.

Cato Properties – Cato Field: In July 2008, we reinstated our drilling program and have drilled and completed eight new wells including six new producers, one injection well and one waterflood supply well. We received notice on September 9, 2008 of final approval of the waterflood application to the New Mexico Oil and Gas Conservation Commission. The revised capital development plan for the 2009 Fiscal Year provides for the drilling of a total of 12 waterflood pattern wells (or four more for the fiscal year) and to initiate water injection. We currently have 10 water injection wells on-line and will be positioned to initiate water injection in four (down from ten in the prior capital budget) additional wells by calendar year end. In total, the initial phase of the Cato waterflood will encompass 14 injection wells (down from 20 in the prior capital budget) and 25 producing wells.  At currently permitted injection rates, the flood will be injecting a minimum of 7,000 barrels of water per day into the San Andres formation. We expect to achieve full injection by calendar year end. Net production for September 2008 at the Cato Properties was approximately 340 BOEPD.

Nowata Properties: Our ASP tertiary recovery pilot project, which has been in full operation since December 2007, has injected close to .18 PVI of ASP.  We have budgeted approximately $2.0 million in our 2009 Fiscal Year drilling capital development budget to continue injecting ASP and to drill four observation wells on our ASP Pilot. We expect an initial response to the ASP pilot from the observation wells by the end of the 2008 calendar year.  Net production for September 2008 at the Nowata Properties was approximately 220 BOEPD.

Earnings Call

The Company will hold an earnings call to discuss fiscal first quarter 2009 results and provide an update on its operations on Tuesday, November 11, 2008, at 11:00 A.M. Eastern Time (10:00 A.M. Central Time).  Interested parties can participate in the call by dialing 800-260-8140. For calls outside the U.S., parties may dial 617-614-3672. The passcode is 29870925. This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC.  Investors are also urged to consider closely the disclosures in Cano’s Form 10-K for the fiscal year ended June 30, 2008, available from Cano by calling 877-698-0900.  This form also can be obtained from the SEC at www.sec.gov.

CANO PETROLEUM, INC.

OPERATING REVENUES

	Quarter Ended September 30,		Increase
	2008	2007	(Decrease)
Operating Revenues (In thousands)	$10,946	$6,587	$4,359
Sales
• Oil (MBbls)	73	56	17
• Gas (MMcf)	194	239	(45)
• Total (MBOE)	105	96	9
Average Price
• Oil ($/ Bbl)	$111.88	$72.42	$39.46
• Gas ($/ Mcf)	$14.04	$10.25	$3.79

COMMODITY DERIVATIVES

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
4/1/08 - 12/31/08	$80.00	$117.50	367	$7.75	$11.40	1,867	678
1/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
4/1/08 - 12/31/08	$85.00	$110.60	267	$8.00	$10.90	1,233	472
1/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

Time Period	Floor Oil Price	Barrels per Day	Floor Gas Price	Gas Mcf per Day	Barrels of Equivalent Oil per Day
1/1/08 - 12/31/08	$55	477	$7.50	1,529	732
1/1/08 - 12/31/08	$60	66	$7.60	592	165
1/1/09 - 4/30/09	$60	60	$7.60	567	155
1/1/09 - 12/31/09	$55	395	$7.60	1,644	669
1/1/10 - 6/30/10	$55	365	$7.00	1,657	641
7/1/10 - 12/31/10(1)	$55	391	$7.50	1,957	717

(1)          Sold in October 2008.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
In Thousands, Except Per Share Data	Pro Forma	2008	2007
Operating Revenues:
Crude oil sales	$8,133	$8,133	$4,057
Natural gas sales	2,734	2,734	2,451
Other revenue	79	79	79
Total operating revenues	10,946	10,946	6,587

Operating Expenses:
Lease operating	5,102	5,102	2,573
Production and ad valorem taxes	1,053	1,053	494
General and administrative	4,860	4,860	3,622
Impairment of long-lived assets	3,516	3,516	—
Depletion and depreciation	1,219	1,219	862
Accretion of discount on asset retirement obligations	77	77	52
Total operating expenses	15,827	15,827	7,603

Loss from operations	(4,881)	(4,881)	(1,016)
Other income (expense):
Interest expense and other	(124)	(124)	(200)
Unrealized gain (loss) on commodity derivatives	24,247	24,247	(516)
Realized gain (loss) on commodity derivatives	(552)	(552)	296
Total other income (expense)	23,571	23,571	(420)

Income (loss) from continuing operations before income taxes	18,690	18,690	(1,436)
Deferred income tax benefit (expense)	(7,327)	(7,327)	500
Income (loss) from continuing operations	11,363	11,363	(936)
Income from discontinued operations, net of related taxes of $7,904 for pro forma, $801 in 2008 and $370 in 2007.	13,717	1,391	658
Net income (loss)	25,080	12,754	(278)

Preferred stock dividend	936	936	967

Net income (loss) applicable to common stock	$24,144	$11,818	$(1,245)

Net income (loss) per share - basic
Continuing operations	$0.23	$0.23	$(0.06)
Discontinued operations	0.30	0.03	0.02
Net income (loss) per share - basic	$0.53	$0.26	$(0.04)

Net income (loss) per share - diluted
Continuing operations	$0.21	$0.21	$(0.06)
Discontinued operations	0.25	0.02	0.02
Net income (loss) per share - diluted	$0.46	$0.23	$(0.04)
Weighted average common shares outstanding
Basic	45,338	45,338	32,616
Diluted	54,504	54,504	32,616

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Pro Forma
	September 30,	September 30,	June 30,
In Thousands, Except Shares and Per Share Amounts	2008	2008	2008

ASSETS
Current assets
Cash and cash equivalents	$6,757	$11,455	$771
Accounts receivable	3,309	3,309	3,929
Deferred tax asset	—	—	3,592
Derivative assets	893	893	—
Inventory and other current assets	1,355	1,355	646
Assets held for sale	—	22,236	22,097
Total current assets	12,314	39,248	31,035
Oil and gas properties, successful efforts method	269,064	269,064	251,750
Less accumulated depletion and depreciation	(9,117)	(9,117)	(7,984)
Net oil and gas properties	259,947	259,947	243,766
Fixed assets and other, net	2,079	2,079	2,096
Derivative assets	642	642	125
Goodwill	786	786	786
TOTAL ASSETS	$275,768	$302,702	$277,808

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,215	$13,215	$8,696
Accrued liabilities	2,797	2,797	2,840
Deferred litigation credit	6,000	6,000	—
Deposit related to sale of discontinued operations	—	2,135	—
Liabilities associated with discontinued operations	—	1,528	1,278
Oil and gas sales payable	697	697	815
Derivative liabilities	912	912	9,978
Current portion of asset retirement obligations	328	328	345
Total current liabilities	23,949	27,612	23,952
Long-term liabilities
Long-term debt	—	42,700	73,500
Asset retirement obligations	3,038	3,038	2,968
Deferred litigation credit	—	—	6,000
Derivative liabilities	2,775	2,775	16,390
Deferred tax liabilities	37,702	30,599	26,062
Total liabilities	67,464	106,724	148,872
Temporary equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share, stated value $1,000 per share; 49,116 shares authorized; 44,474 shares issued; liquidation preference at September 30, 2008 and June 30, 2008 of $48,886 and $48,353, respectively.	45,619	45,619	45,086
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,346,812 and 46,078,518 shares issued and outstanding at September 30, 2008, respectively; and 40,523,168 and 39,254,874 shares issued and outstanding at June 30, 2008, respectively.	5	5	4
Additional paid-in capital	176,521	176,521	121,831
Accumulated deficit	(13,270)	(25,596)	(37,414)
Treasury stock, at cost; 1,268,294 shares held in escrow	(571)	(571)	(571)
Total stockholders’ equity	162,685	150,359	83,850
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$275,768	$302,702	$277,808